IMPORTANT NOTICE
- CONCERNING PACO’S $177 PER UNIT OFFER -

PLEASE READ

October 26, 2007

Dear Limited Partner of Boston Financial Qualified Housing Tax Credits L.P. IV (the “Fund”):

We at MMA Financial learned for the first time on October 24, 2007 that you may have recently received an offer to purchase your Units in the Fund from an entity named Paco Development, L.L.C. (“Paco”). Paco is not affiliated with the Fund, the managing general partner of the Fund (the “General Partner”) or any affiliates of the General Partner. The General Partner is recommending that you do not tender your Units to Paco. Limited Partners should carefully consider the following factors, which the General Partner considered and believes support its recommendation not to tender Units in the Paco offer:

♦	In less than five (5) days, the General Partner will be sending you a check for $226 per Unit.

Therefore, if you sell to Paco for $177 per Unit, you will immediately lose $49 per Unit. Because Paco’s tender offer is less than the upcoming cash distribution, accepting Paco’s offer does not appear, on its face, to be in the best interests of the Limited Partners.

♦	You will pay $10 per Unit in transfer fees for the right to lose $49 per Unit.

Paco’s offer is not net of transfer fees, which means that a Limited Partner who sells Units to Paco will be required to pay a transfer of $10 per Unit transferred ($100 minimum/$250 maximum).

♦	Paco’s offer of $177 per Unit is below the recently reported trading value of the Units and below the per Unit cash reserve value.

Paco’s offer of $177 per Unit is below the weighted average of approximately $240 per Unit for trades reported in Direct Investments Spectrum from June 1, 2007 through July 31, 2007, before selling costs, commissions, and adjustments for tax benefits. Paco’s offer is also significantly less than the per Unit cash reserve value of $240.38 as of June 30, 2007, based on $16,474,540 of reserves held by the Fund in cash or cash equivalents.

♦	In addition to losing the upcoming $226 per Unit distribution, you will also lose any future distributions.

Limited Partners who tender their Units will be transferring to Paco their right to receive any future distributions from the Fund, including distributions from any refinancing or sale of the Fund’s remaining eight (8) properties. Although there can be no assurance as to the timing, amount or occurrence of any future distributions, the General Partner has projected future distributions of up to $200 per Unit based on the future sale of interests in the remaining eight (8) properties.

♦	You will continue to receive a K-1 for the next two years.

Paco’s offer to purchase states that the sale of Units will eliminate K-1s after 2007. However, the earliest effective date of any transfer will be January 1, 2008, so at a minimum Limited Partners will receive a K-1 in 2008 for the 2007 tax year and a K-1 in 2009 for the 2008 tax year.

♦
Paco has failed to disclose a potential conflict of interest because it is offering $177 per Unit while a member of its investing group, Everest Housing Investors 2, LP (“Everest”), is proposing an immediate distribution of $220 per Unit.

According to a Schedule 13D filed with the SEC, Paco is a member of a group that includes Everest. Everest recently filed with the SEC a preliminary consent solicitation for the purpose of soliciting Limited Partner consents for the removal of the General Partner. In this preliminary consent solicitation, which has not been approved for release to the Limited Partners, Everest is proposing to make a cash distribution of $220 per Unit to the Limited Partners, in the event it becomes the new General Partner of the Fund. Meanwhile, Paco is proposing a purchase price of $177 per Unit.

You should note that Paco’s offer is what is commonly referred to as a “mini-tender offer”. Mini-tender offers avoid many of the investor protections afforded for larger tender offers, including the filing of disclosure and other tender offer documents with the Securities and Exchange Commission (“SEC”), and other procedures required by United States securities laws. The SEC has issued an investor alert regarding mini-tender offers. The SEC has noted that, in making the offers at below-market prices, bidders are “hoping that they will catch investors off guard if the investors do not compare the offer price to the current market price.” The SEC’s advisory may be found on the SEC’s website at http://www.sec.gov/investor/pubs/minitend.htm.

You should also note that Everest’s consent solicitation creates a potential conflict of interest for the General Partner because if Paco acquires additional Units through its offer, it would have additional Units to vote in favor of the removal of the General Partner pursuant to any consent solicitation initiated by Everest.

The Fund may undertake a consent solicitation in response to the consent solicitation that Everest is in the process of initiating. The General Partner of the Fund advises all Unit holders of the Fund to read the consent solicitation statement and other consent solicitation materials as they become available because they contain important information. Such materials are available at no charge on the SEC's web site at http://www.sec.gov.

Information regarding the Fund and each person who would be a participant in any consent solicitation by the Fund, and their direct or indirect interests in the Fund, is available in Items 9 and 11 of the Form 10-KSB of the Fund filed with the SEC on July 17, 2007.

If you are interested in selling your Units, you should speak with your financial advisor if you have any questions and investigate opportunities to sell your Units on the secondary market. On the back of this letter is a list of toll-free numbers of secondary market firms that have traded in Units.

If you have any questions concerning the General Partner’s recommendation not to tender your Units in the Paco offer, please call MMA Financial Partnership Administration at 1-800-823-4828, between 9AM and 5PM Central Standard Time.

Sincerely,

MMA Financial Partnership Administration

ACS Securities Services, Inc.
MMA Financial Partnership Administration
1-800-823-4828

Below is a listing of secondary market firms that have traded in Boston Financial Tax Credit Limited Partnerships:

DCC Securities Corp.	800-945-0440
American Partnership Services	800-736-9797
Advantage Partnerships	866-735-5579
Napex	800-356-2739
North Coast Securities	800-700-7998
Alliance Partnership Services	800-990-5604

As pricing may vary among secondary market makers, it is recommended that you call more than one. If you have further questions, we recommend that you consult with your Investment Representative.